EXHIBIT 99.1

HCP Announces Closing of Upsized $2.5 Billion Revolving Credit Facility and New $250 Million Term Loan Facility

IRVINE, Calif., May 23, 2019 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) announced today that it has closed an amended and restated credit agreement providing for a $2.5 billion unsecured revolving credit facility and a new $250 million unsecured term loan facility (collectively, the “Credit Facilities”).

The amendment and restatement increased the size of the unsecured revolving credit facility from $2.0 billion to $2.5 billion, extended the maturity date of the unsecured revolving credit facility to May 23, 2023 with two 6-month extension options, and reduced HCP’s borrowing costs. As of closing, the unsecured revolving credit facility bears interest at a rate per annum equal to LIBOR plus 82.5 basis points and has a facility fee on the entire revolving commitment of 15 basis points per annum, each based on HCP’s current credit ratings.

In addition, the unsecured revolving credit facility incorporates a sustainability-linked pricing grid that reduces the borrowing spread if certain benchmarks are achieved each year.

The unsecured term loan facility includes a 90-day delayed-draw feature, allowing term loans in an aggregate principal amount of up to $250 million to be drawn during such period. Any such term loans will mature on May 23, 2024. As of closing, the interest rate applicable to the unsecured term loan facility would have been a rate per annum equal to LIBOR plus 90 basis points, based on HCP’s current credit ratings. The unsecured term loan facility was undrawn at closing.

HCP has the option to increase its borrowing capacity under the Credit Facilities, subject to customary conditions, by up to an additional $750 million, for a maximum borrowing capacity of $3.5 billion.

“This transaction highlights our continued focus on improving our credit profile by enhancing liquidity, extending maturities and reducing borrowing costs,” said Peter Scott, Executive Vice President and Chief Financial Officer. “We are appreciative of our banking group for their continued support and nearly $4 billion of commitments, as well as their partnership in advancing HCP’s sustainability efforts.”

The Credit Facilities were arranged by BofA Securities, Inc. (“BofA Securities”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Securities, LLC. BofA Securities and JPMorgan were also joint bookrunners for the Credit Facilities. Bank of America, N.A. acted as administrative agent and JPMorgan and Wells Fargo Bank, National Association acted as co-syndication agents for the Credit Facilities.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact

Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400